Exhibit 16.1

December 22, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AT&T Corp. with respect to the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan and the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees (collectively referred to as the "Plans") (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of the Plans dated December 19, 2005. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP